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Exhibit 23.1

Accountants' Consent

Board of Directors
Team Financial, Inc.:

        We consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-74424) of Team Financial, Inc. of our report dated March 6, 2002, relating to the consolidated statements of financial condition of Team Financial, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, cash flows, stockholders' equity, and comprehensive income for each of the years in the three-year period ended December 31, 2001, which report appears in the 2001 Annual Report on Form 10-K of Team Financial, Inc.

/s/ KPMG LLP

July 10, 2002
Kansas City, Missouri

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  Exhibit 23.1